Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-218254) of KNOT Offshore Partners LP and in the related prospectus of our report dated April 25, 2018, with respect to the consolidated financial statements of KNOT Offshore Partners LP in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young AS

Oslo, Norway

April 25, 2018